Exhibit 10.1
EIGHTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     This EIGHTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated December ____, 2010, is entered into by and among MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), and HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK” and together with MISCOR and MIS, the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), acting through its Wells Fargo Business Credit operating division.
RECITALS
     Lender and the Borrowers are parties to a Credit and Security Agreement dated January 14, 2008, as amended (the “Credit Agreement”).
     The Borrowers have requested that Lender extend the term of the credit facilities provided under the Credit Agreement, which Lender is willing to do pursuant to the terms and conditions of this Amendment.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement shall be amended by adding or amending, as the case may be, the following definitions:
     “HK Sale” means a sale of the membership interests in, or all or substantially all of, the assets of, HK upon terms acceptable to Lender in its sole discretion.
     “Maturity Date” means June 30, 2011.
     In addition to the foregoing, the definition of “Eligible Accounts” shall be amended so that clauses (i) and (xiv) read as follows:
     (i) That portion of Accounts unpaid one hundred twenty (120) days or more after the invoice date; provided, however, that portion of the aggregate amount of otherwise Eligible Accounts which are unpaid between ninety one (91) and one hundred twenty (120) days after the invoice date which exceeds the following amounts during the following periods shall also be deemed to be ineligible:

Period	Maximum Amount
December ___, 2010 to January 30, 2011	$275,000
January 31, 2011 to February 27, 2011	$225,000
February 28, 2011 to March 30, 2011	$175,000

Period	Maximum Amount
March 31, 2011 to April 29, 2011	$125,000
April 30, 2011 to May 30, 2011	$50,000
; provided, further, however, that in any event upon the earlier of consummation of the HK Sale or May 31, 2011, all Accounts unpaid ninety (90) days or more after the invoice date shall be deemed ineligible;
     (xiv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if thirty five percent (35%) or more of the total amount of Accounts due from such account debtor is ineligible under clauses (i), (ii), or (xi) above; provided, however, that in any event upon the earlier of consummation of the HK Sale or January 31, 2011, the foregoing shall automatically be amended to provide that such Accounts will be ineligible if twenty five percent (25%) or more of the total amount of Accounts due from such account debtor is ineligible under clauses (ii) or (xi) or, for purposes of this clause (xiv) is deemed ineligible under clause (i) assuming all Accounts unpaid ninety (90) days or more after the invoice date are ineligible; and
     2. Amendment of Section 2.6(a). Section 2.6(a) of the Credit Agreement shall be amended to provide that notwithstanding anything to the contrary set forth therein, the Real Estate Note shall be paid in full by no later than December 31, 2010. In accordance with the terms of the Credit Agreement, Lender is authorized to make a Revolving Advance on December 31, 2010, for payment in full of the Real Estate Note to the extent not paid prior to such date.
     3. Amendment of Section 2.18. Section 2.18 of the Credit Agreement shall be amended to read as follows:
     Section 2.18 Payment of Term Note. The outstanding principal balance of the Term Note as of December 31, 2010 shall be due and payable as follows:
     (a) On January 1, 2010, a monthly installment of Twenty Thousand Eight Hundred Thirty Three Dollars ($20,833);
     (b) In equal monthly installments of Fifty Two Thousand Dollars ($52,000) beginning on February 1, 2011, and on the first day of each month thereafter;
     (c) If Lender at any time obtains an appraisal of the Borrowers’ Equipment the value of which was used to determine the amount of the Term Advance (the “subject Equipment”) as permitted under Section 6.9(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Term Note to exceed one hundred percent (100%) of the Net Forced Liquidation Value of the subject Equipment, then the Borrowers, upon demand by Lender, shall in Lender’s discretion either make additional monthly principal payments in an amount equal to the amount of such excess divided by twelve (12) months, or immediately prepay the Term Note in the amount of such excess, in each case together with any prepayment or contracted funds breakage fee due pursuant to Section 2.8;

     (d) All prepayments of principal with respect to the Term Note shall be applied to the most remote principal installment or installments then unpaid; and
     (e) On the earlier of the consummation of the HK Sale or the Termination Date, the entire unpaid principal balance of the Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable.
     4. Amendment of Section 6.2. Section 6.2 of the Credit Agreement shall be amended to read as follows:
     Section 6.2 Financial Covenants.
     (a) Stop Loss. Commencing with the 2011 fiscal year, the Borrowers will not incur a Net Loss during any fiscal year-to-date period, as determined as of the end of each fiscal month, in excess of Four Hundred Thousand Dollars ($400,000).
     (b) Capital Expenditures. The Borrowers collectively, will not incur or contract to incur Capital Expenditures of more than Two Hundred Thousand Dollars ($200,000) during the fiscal year ending December 31, 2011.
     5. Extension and Amendment of Subordinated Debt. The Borrowers have advised Lender that BDeWees, Inc. and XGen III, Ltd. (the “3D Subordinated Creditors”) have agreed to extend the terms of their respective notes receivable from MIS and MISCOR pursuant to the terms of those certain Loan Extension and Modification Agreements between each of the 3D Subordinated Creditors and MIS and MISCOR, made as of December 1, 2010 (the “Modification Agreements”). Lender hereby consents to the terms of the Modification Agreements in the form attached hereto as Exhibit A (being the Modification Agreement for BDeWees, Inc. with the Modification Agreement for XGen III, Ltd. to contain the same terms) and the additional collateral to be provided to the 3D Subordinated Creditors pursuant to the Modification Agreements, provided the 3D Subordinated Creditors reaffirm their respective obligations under their Subordination Agreements in favor of Lender, pursuant to the terms of that certain Amendment and Reaffirmation of Subordination Agreement in the form attached hereto as Exhibit B (the “Reaffirmation”).
     6. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     7. Accommodation Fees. In consideration of Lender’s agreements herein, the Borrowers shall pay to Lender a fully earned, non-refundable accommodation fee in the amount of Twenty Five Thousand Dollars ($25,000) on the date hereof. Further, commencing April 1, 2011, and on the first day of each month thereafter so long as any Indebtedness remains outstanding, additional accommodation fees of Two Thousand Five Hundred Dollars ($2,500) per month shall be due and payable.
     8. Conditions Precedent. This Amendment shall be effective when Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Lender in its sole discretion:

     (a) The Acknowledgment and Agreement of Subordinated Creditors set forth at the end of this Amendment, duly executed by John Martell.
     (b) The Reaffirmation duly executed by each of BDeWees, Inc. and XGen III, Ltd.
     (c) With respect to each Borrower, a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors or manager, as applicable, of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the Constituent Documents of the Borrower, which were certified and delivered to Lender pursuant to the Certificate of Authority of the Borrower’s secretary issued in connection with the original execution of the Credit Agreement, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been previously certified to Lender as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.
     (d) Such other matters as Lender may require.
     9. Representations and Warranties. Each Borrower (as to such Borrower) hereby represents and warrants to Lender as follows:
     (a) The Borrower has all requisite power and authority to execute this Amendment, and this Amendment, and has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.
     (b) The execution, delivery and performance by the Borrower of this Amendment, has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Constituent Documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
     (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     10. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the

Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
     11. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.
     12. Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     13. Fees, Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all reasonable fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
     14. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
Signatures appear on following page.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MISCOR GROUP, LTD.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		By:

	Michael P. Moore, Chief Executive Officer		Daniel J. Manella, Vice President

MAGNETECH INDUSTRIAL SERVICES, INC.

By:

Michael P. Moore, Chief Executive Officer

HK ENGINE COMPONENTS, LLC

By:

Michael P. Moore, Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITOR
     The undersigned, a subordinated creditor of MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), and HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK” and together with MISCOR and MIS, the “Borrowers” and each a “Borrower”) to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division pursuant to a Subordination Agreement dated as of January 14, 2008 (the “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof; and (iii) reaffirms his obligations to Lender pursuant to the terms of his Subordination Agreement.

John A. Martell